Exhibit 10.7

INVESTMENT AGREEMENT

by and among

FOREST HOLDINGS LLC

FOREST HOLDINGS (ERISA) LLC

and

FBR CAPITAL MARKETS CORPORATION

Dated as of July 19, 2006

TABLE OF CONTENTS

ARTICLE 1
Definitions

Section 1.01 Definitions	1

ARTICLE 2
Transactions

Section 2.01 Purchase and Sale	4

Section 2.02 Closing	4

ARTICLE 3
Representations and Warranties of the Company

Section 3.01 Corporate Status	5

Section 3.02 Authorization	5

Section 3.03 No Conflict	6

ARTICLE 3A
Additional Representations and Warranties of the Company

ARTICLE 4
Representations and Warranties of the Purchasers

Section 4.01 Status	6

Section 4.02 Authorization	6

Section 4.03 No Conflict	7

Section 4.04 Private Placement	7

Section 4.05 Sufficiency of Funds	8

Section 10.13 Termination of Certain Provisions	21

Section 10.14 WAIVER OF JURY TRIAL	21

Section 10.15 Legend	22

LIST OF ANNEXES AND EXHIBITS

Annex A – Representations and Warranties

Exhibit A – Form of Governance Agreement

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Professional Services Agreement

Exhibit E – Form of Stock Option

Exhibit F – Form of Amended Bylaws

Exhibit G – Form of Amended Charter

v

INDEX OF DEFINED TERMS

Page
144A Offering	3
Action	1
Affiliate	1
Affiliates	2
Agreement	2
Amended Bylaws	2
Amended Charter	2
Ancillary Agreements	2
Applicable Stock	2
Asserted Liability	18
Board	2
Business Day	2
Closing	4
Closing Date	4
Commission	2
Common Stock	2
Company	1
Confidential Information	10
Confidentiality Agreement	2
Contract	6
Disclosing Party	11
Encumbrance	2
Governance Agreement	1
Governmental Entity	3
Indemnification Period	16
Indemnified Party	17
Indemnifying Party	17
Interest	3
Issuance Event	13
Issuance Event Date	13
Law	3
Losses	17
Material Adverse Effect	3
Other Business	11
Outside Date	16
Ownership Percentage	3
Per Share Price	3
Person	3
Preemptive Right	13

Preemptive Right Notice	13
Professional Services Agreement	1
Purchase Price	4
Purchased Shares	4
Purchaser	1
Purchaser Expenses	9
Purchaser Percentage	3
Purchasers	1
Registration Rights Agreement	1
Securities Act	3
Stock Option	1
Stock Options	1
Subsidiary	3
Threshold	17
Voting Agreement	1

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made and entered into as of the 19th day of July, 2006, by and among Forest Holdings LLC and Forest Holdings (ERISA) LLC (each, a “Purchaser” and, together, the “Purchasers”) and FBR Capital Markets Corporation (the “Company”).

RECITALS

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, the Purchased Shares;

WHEREAS, for the purpose of governing their investments in the Company and certain related matters from and after the Closing, prior to or concurrently with the Closing, the Purchasers or their Affiliates and the other parties thereto will enter into (i) a Governance Agreement in substantially the form attached as Exhibit A (the “Governance Agreement”), (ii) a Voting Agreement in substantially the form attached as Exhibit B (the “Voting Agreement”), (iii) a Registration Rights Agreement in substantially the form attached as Exhibit C (the “Registration Rights Agreement”) and (iv) a Professional Services Agreement (the “Professional Services Agreement”) in substantially the form attached as Exhibit D, in the case of each of clauses (i) through (iv), to be effective as of the Closing Date; and

WHEREAS, at the Closing, the Company will issue to each Purchaser an option to purchase additional shares of Common Stock in substantially the form attached hereto as Exhibit E (each, a “Stock Option” and, together, the “Stock Options”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.01.

“Action” means any action, cause of action, claim, suit, litigation, arbitration or other proceeding, whether civil, criminal or administrative, at Law or in equity, by or before any Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, (1) neither the Company or any of its Subsidiaries, on the one hand, nor any Purchaser, on the other hand, shall be considered an “Affiliate” of the other and (2) portfolio companies of Crestview Capital Partners, L.P. (or its affiliates) shall not be considered “Affiliates” of Purchaser.

“Agreement” means this Investment Agreement, as the same may be amended or supplemented from time to time.

“Amended Bylaws” means the Second Amended and Restated Bylaws of the Company, in substantially the form attached as Exhibit F.

“Amended Charter” means the Second Amended and Restated Articles of Incorporation of the Company, in substantially the form attached as Exhibit G.

“Ancillary Agreements” means, collectively, the Governance Agreement, the Voting Agreement, the Registration Rights Agreement, the Stock Options and the Professional Services Agreement. The Ancillary Agreements executed by a specified Person on the date hereof or to be executed by such Person in connection herewith are referred to in this Agreement as “such Person’s Ancillary Agreements,” “its Ancillary Agreements” or another similar expression.

“Applicable Stock” means, at any time, the (i) Purchased Shares, plus (ii) shares of Common Stock that are issued to the Purchasers or their permitted assigns in any reclassification, recapitalization, share combination, share subdivision, share dividend, share exchange, or similar transaction or event in respect of shares described in clause (i) or this clause (ii), plus (iii) shares of Common Stock issued as a result of any previous exercise by the Purchasers or their permitted assigns of the Preemptive Right.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 8, 2006, between an Affiliate of the Company and Crestview Capital Partners, L.P.

“Encumbrance” means any lien, security interest, pledge, mortgage, hypothecation, charge, option, right of first refusal, easement, right of way, covenant, encumbrance or adverse claim of any nature or kind, except for any restrictions arising under any applicable securities Laws.

“Governmental Entity” means any federal, state, municipal or local government, or any other governmental, regulatory or administrative authority.

“Interest” means interest at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the applicable period, calculated on the basis of a year of 365 days and the actual number of days in the applicable period.

“Law” means any law (including common law), statute, code, rule, regulation, ordinance, judgment, order, decree or other governmental requirement enacted, promulgated or imposed by any Governmental Entity having the effect of law.

“Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

“144A Offering” means the offering in a private placement of shares of Common Stock on substantially the terms set forth in the Preliminary Offering Memorandum dated June 23, 2006, as amended by the Preliminary Offering Memorandum Supplement, dated July 14, 2006, except that the price per share in such offering may be less than $15.00.

“Ownership Percentage” means, at any time, the fraction, expressed as a percentage and rounded to the next highest thousandth of a percent, whose numerator is the number of shares of Applicable Stock then outstanding and whose denominator is the number of then outstanding shares of Common Stock; provided that any shares of Common Stock issued by the Company in violation of its obligations under ARTICLE 6 of this Agreement shall not be deemed outstanding for the purposes of determining the Ownership Percentage.

“Per Share Price” means the lower of (i) $15.00 and (ii) the offering price per share of Common Stock paid by purchasers in the 144A Offering.

“Person” means a corporation, an individual, a partnership, a limited partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Purchaser Percentage” means, with respect to each Purchaser, the percentage set forth underneath such Purchaser’s name on the signature pages hereto.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means, on any date or during any applicable period, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

ARTICLE 2

TRANSACTIONS

Section 2.01 Purchase and Sale. (a) Subject to the terms and conditions of this Agreement, at the Closing the Company shall issue and sell to the Purchasers, free and clear of all Encumbrances, and the Purchasers shall purchase from the Company, an aggregate number of newly issued shares of Common Stock (rounded up to the nearest whole share) (the “Purchased Shares”) determined by dividing the Purchase Price by the Per Share Price (it being understood that each Purchaser shall purchase at the Closing such Purchaser’s Purchaser Percentage of the Purchased Shares), and the Purchasers shall deliver the Purchase Price to the Company the Purchase Price. For the avoidance of doubt, each Purchaser shall be jointly and severally responsible for the payment of the Purchase Price at the Closing.

(b) The aggregate purchase price to be paid for the Purchased Shares acquired by the Purchasers pursuant to this Agreement shall be $77,592,195, payable in cash (the “Purchase Price”). At the Closing, each Purchaser shall deliver to the Company its Purchaser Percentage of the Purchase Price by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by the Company prior to the Closing Date.

Section 2.02 Closing. (a) The closing of the issuance and sale of the Purchased Shares by the Company to the Purchasers (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 concurrently with the consummation of the 144A Offering, provided that the other conditions to the Closing set forth in Article VII have then been satisfied or waived (if permitted) (other than those conditions that by their nature have to be satisfied at Closing), or at such other place and time as the parties may agree. The date on which the Closing will occur is referred to herein as the “Closing Date”.

(b) At the Closing, the Company shall deliver, or cause to be delivered, to the Purchasers:

(i) certificates evidencing the Purchased Shares of each Purchaser registered in the name of such Purchaser;

(ii) the Ancillary Agreements to be executed by each party thereto, other than the Purchasers and their Affiliates, duly executed by each of such Persons;

(iii) certified copies of the Amended Charter and Amended Bylaws;

(iv) the certificate referred to in Section 7.02(d); and

(v) such other documents and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement or any transactions contemplated by any Ancillary Agreement to be consummated at the Closing.

(c) At the Closing, the Purchasers shall deliver, or cause to be delivered, to the Company:

(i) the Purchase Price, as provided in Section 2.01(b);

(ii) the Ancillary Agreements to be executed by each of the Purchasers, duly executed by such Purchasers;

(iii) the certificates referred to in Section 7.03(c); and

(iv) such other documents and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement or any transactions contemplated by any Ancillary Agreement to be consummated at the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Date as follows:

Section 3.01 Corporate Status. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and each (a) has all requisite power and authority (corporate or otherwise) to carry on its business as it is now being conducted and to own and operate its property and assets as and in the places where such assets or properties are now owned and operated and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.02 Authorization. The Company has all requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board and no other corporate or shareholder proceedings of the Company are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (including the adoption and approval of the Amended Charter (which has been filed with the State Corporation Commission of Virginia) and the Amended Bylaws). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each Ancillary Agreement, when executed and delivered by the Company (assuming due authorization, execution and delivery by the other parties thereto), will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and except to the extent that the indemnification provisions set forth in Article 9 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

Section 3.03 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not, with or without notice, lapse of time or both, (a) violate any applicable Law to which the Company, any of its Subsidiaries or any of their respective assets are subject, (b) conflict in any respect with, result in a violation or breach of, or constitute a default under, require consent or approval under, result in the acceleration of, result in the loss of any right or benefit to which the Company or any of its Subsidiaries would otherwise be entitled under or create in any party the right to accelerate, terminate or cancel, any contract, license, indenture, mortgage, deed of trust, bank loan, credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected (a “Contract”), (c) result in the creation or imposition of any material Encumbrance on any material asset of the Company or any Subsidiary or (d) violate the charter, bylaws or other organizational documents of the Company or any of its Subsidiaries, other than, in the case of clause (d) above, as have not had and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 3A

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes each of the representations and warranties set forth on Annex A as of the date hereof and as of the Closing Date, and each of such representations and warranties are hereby incorporated by reference in, and deemed a part of, this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.01 Status. Such Purchaser is duly organized and validly existing under the Laws of its jurisdiction of organization and (a) has all requisite organizational power and authority to carry on its business as it is now being conducted and to own and operate its property and assets as and in the places where such assets or properties are now owned and operated and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not materially impair such Purchaser’s ability to perform its obligations under this Agreement or its Ancillary Agreements or consummate the transactions contemplated hereby or thereby.

Section 4.02 Authorization. Such Purchaser has all the requisite power and authority to enter into, and to perform its obligations under, this Agreement and its Ancillary Agreements. The execution, delivery and performance of this Agreement and such Purchaser’s

Ancillary Agreements by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the members of such Purchaser and no other organizational proceedings of such Purchaser are necessary to authorize this Agreement or such Purchaser’s Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and such Purchaser’s Ancillary Agreements, when executed and delivered by such Purchaser (assuming due authorization, execution and delivery by the other parties thereto) will constitute, a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and except to the extent that the indemnification provisions set forth in Article 9 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

Section 4.03 No Conflict. The execution, delivery and performance of this Agreement and such Purchaser’s Ancillary Agreements by such Purchaser and the consummation of the transactions contemplated hereby and thereby by such Purchaser will not, with or without notice, lapse of time or both, (a) violate any applicable Law to which such Purchaser or any of its assets are subject, (b) conflict with, result in a violation or breach of, or constitute a default under, require consent or approval under, result in the acceleration of, result in the loss of any right or benefit to which such Purchaser would otherwise be entitled under or create in any party the right to accelerate, terminate or cancel, any Contract to which such Purchaser is a party, (c) result in the creation or imposition of any material Encumbrance on any material asset of such Purchaser or (d) violate the organizational documents of such Purchaser, other than, in the case of clauses (d) above, as would not, individually or in the aggregate, reasonably be expected to materially impair such Purchaser’s ability to perform its obligations under this Agreement or its Ancillary Agreements or consummate the transactions contemplated hereby or thereby.

Section 4.04 Private Placement. (a) Such Purchaser understands that the offering and sale of the Purchased Shares is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and any applicable state securities or blue sky laws.

(b) The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution of such Purchased Shares or any interest therein. Purchaser understands that the Purchased Shares are not registered under the Securities Act and that the Purchased Shares may not be sold or transferred (in any case, subject to the provisions of this Agreement) unless such shares are registered under the Securities Act or such sale or transfer is pursuant to a valid exemption from registration.

(c) Such Purchaser is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act.

(d) Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Shares. Such Purchaser understands that its investment in the Purchased Shares involves a high degree of risk.

Section 4.05 Sufficiency of Funds. Such Purchaser has, or will have as of the Closing, sufficient funds on hand necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

ARTICLE 5

COVENANTS

Section 5.01 Conduct of the Business. From and after the date hereof and through the Closing, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary course of business consistent with past practice (to the extent applicable). Without limiting the generality of the foregoing, after the date hereof and prior to the Closing Date, except as expressly provided for in this Agreement or as consented to in writing by each Purchaser, the Company will not:

(i) amend its articles of incorporation or bylaws;

(ii) split, combine or reclassify any shares of its capital stock;

(iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

(iv) incur or assume indebtedness other than in the ordinary course of business consistent with past practice (or permit any of its Subsidiaries to do the same); or

(v) enter into any agreement or commitment to do any of the foregoing.

Section 5.02 Publicity. No disclosure or announcement regarding the existence of this Agreement, the Ancillary Agreements, their contents or the transactions contemplated hereby or thereby shall be made by any party hereto or any of their respective Affiliates, representatives or agents (1) publicly, (2) in any offering document distributed by the Company or (3) in any information filed or furnished with the Commission, without in each case affording the other parties hereto a reasonable opportunity (but no fewer than two Business Days prior to such disclosure, announcement or filing) to review and comment thereon (except to the extent that such party has been previously given an opportunity to review and comment on the contents of such disclosure or announcement). Notwithstanding the foregoing, nothing in this Section 5.02 shall prevent any party from (a) making any public announcement, disclosure or regulatory filing required by Law or the rules of any stock exchange, (b) communicating with its stockholders, members or investors in the ordinary course of business or (c) enforcing its rights hereunder or under any Ancillary Agreement (provided that any such disclosure is necessary to enforce such rights).

Section 5.03 Access to Information. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, afford the Purchasers and their representatives and agents reasonable access during normal business hours, and upon reasonable advanced notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books and records, and shall furnish the Purchasers with financial, operating and other data and information with respect to the business and properties of the Company and its Subsidiaries as the Purchasers may reasonably request. In exercising its rights hereunder, each Purchaser shall (and shall cause each of its representatives and agents to) conduct themselves so as not to interfere in any material respect in the conduct of the business of the Company and its Subsidiaries. No investigation by either Purchaser, or by any representative or agent of either Purchaser, or other information received by any such Person, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder or in any Ancillary Agreement.

Section 5.04 Fees and Expenses. (a) At the Closing, the Company shall pay to Crestview Advisors, L.L.C., a Delaware limited liability company, a placement fee in immediately available funds equal to 7% of the Purchase Price.

(b) In addition, the Company shall reimburse the Purchasers: (i) at Closing, for $2 million in respect of actual out-of-pocket expenses (including any filing fees incurred with respect to any filing made under the HSR Act) incurred by the Purchasers in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (“Purchaser Expenses”); provided that within thirty (30) days following the Closing, Purchasers shall provide the Company with documentation supporting such actual Purchaser Expenses, and if Purchasers fail to provide such documentation to the Company by the end of such thirty (30) day period, Purchasers shall reimburse such undocumented amount to the Company within two (2) Business Days thereafter; or (ii) in the event this Agreement is terminated in accordance with Article 8, within two (2) Business Days following such termination, for documented Purchaser Expenses, up to a maximum of $1 million in the aggregate.

(c) Except as otherwise specified in Section 5.04(b), each party shall bear its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.05 Information Rights. The Company shall deliver to each Purchaser:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and audited consolidated statements of income, cash flows and shareholders equity of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, certified by the Company’s independent public accountant;

(b) as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and unaudited consolidated statements of income, cash flows and shareholders equity of the Company and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the figures for the previous quarter;

(c) as soon as available, and in any event within 30 days after the end of each month, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, unaudited consolidated statements of income and shareholders equity of the Company and its Subsidiaries for such month or such other financial information as may be prepared in the ordinary course of business for the senior management of the Company;

(d) as soon as available, and in any event within 15 days after its adoption, the annual operating budget of the Company;

(e) copies of all reports furnished or filed by the Company to or with the Commission; and

(f) such other available information reasonably requested by any Purchaser or that is provided to any lender under any third party financing arrangement to which the Company or any of its Subsidiaries is party.

(g) Any information provided to a Purchaser pursuant to this Section is confidential information and, following the initial registered public offering of the Common Stock, shall be kept confidential by such Purchaser to the extent necessary to ensure compliance with the Commission’s Regulation FD without a broad public dissemination of such information.

Section 5.06 Confidentiality. Any confidential or proprietary information relating to the Company and its Affiliates provided (either prior to or after the date hereof) by or on behalf of the Company to a Purchaser or any of its Affiliates (or any of their respective advisors, representatives or agents) pursuant to the Confidentiality Agreement, this Agreement or otherwise in connection with the role of Purchaser and its Affiliates as directors, securityholders or advisors to the Company (“Confidential Information”) shall be kept strictly confidential and shall not be shared with any other persons except as required by Law or as permitted pursuant to Section 5.2, provided that if Purchaser, its Affiliates or any of their respective advisors, representatives or agents (such party, the “Disclosing Party”), based on advice of counsel, is required by Law to disclose any Confidential Information, the Disclosing Party shall (to the extent legally permissible) consult with the Company in advance of making any such disclosure. Additionally, if Purchaser, its Affiliates or any of their respective advisors, representatives or agents are requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Purchaser will promptly (to the extent legally permissible) notify the Company of such request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order, the Disclosing Party is nonetheless, based on the advice of counsel, compelled to disclose Confidential Information to any tribunal or regulatory authority, the Disclosing Party, after notice to the Company, shall disclose only such information to such tribunal as, based on advice of counsel, is required to be disclosed. The Disclosing Party shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information. For the avoidance of doubt, the foregoing shall apply to any Confidential Information Purchaser, its Affiliates or their respective advisors, representatives or agents received pursuant to the Confidentiality Agreement or otherwise prior to the date hereof, and to any Confidential Information Purchaser, its Affiliates or their respective advisors, representatives or agents may receive pursuant to this Agreement, the Voting Agreement, the Governance Agreement, or the Professional Services Agreement. Each Purchaser shall make all reasonable efforts to safeguard the Confidential Information. The foregoing shall become inoperative as to particular portions of the Confidential Information if such information (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) was available to a Purchaser on a non-confidential basis prior to its disclosure by the Company or any Affiliate of the Company, or (iii) becomes available to a Purchaser on a non-confidential basis from a source other than the Company or the Company’s Affiliates, advisors and representatives, provided that such source is not known after reasonable inquiry to be bound by a confidentiality agreement relating to the Company or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation. The fact that Confidential Information is or becomes otherwise available under clauses (i) through (iii) above shall not relieve a party of the confidentiality provisions of this Agreement with respect to the balance of the Confidential Information. For the avoidance of doubt, Purchaser shall be permitted to share Confidential Information with the limited partners of Crestview Capital Partners, L.P. provided that the foregoing confidentiality restrictions shall similarly apply to such limited partners and Purchaser shall be responsible for any breaches of the foregoing by such limited partners or any of Purchaser’s Affiliates or their respective advisors, representatives and agents.

Section 5.07 Business Opportunity. The Company expressly acknowledges and agrees that (a) the Purchasers and their Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements (each, an “Other Business”) with entities engaged in the business of the Company and its Subsidiaries (including in areas in which the Company or any of its Subsidiaries may in the future engage and in related businesses other than through the Company or any of its Subsidiaries), (b) the Purchasers and their Affiliates have or may develop strategic relationships with businesses that are or may be competitive with the Company or any of its Subsidiaries, (c) none of the Purchasers or their Affiliates (including their respective designees serving on the Board or the board of directors of any Subsidiary of the Company, if applicable) will be prohibited by virtue of their investments in the Company or any of its Subsidiaries or their service on the Board or the board of directors of any such Subsidiary from pursuing and engaging in any such activities, (d) none of the Purchasers or their Affiliates will be obligated to inform the Company of any potential opportunity, relationship or investment (but must inform the Company promptly following the consummation or implementation of any such opportunity or investment), (e) neither the Company nor the other shareholders of the Company will have the right to acquire, be provided with an option or opportunity to acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Purchasers or their Affiliates and (f) the Company expressly waives, to the fullest extent permitted by applicable Law, any rights to assert any claim that such involvement breaches any duty owed to any shareholder, the Company or any of its Subsidiaries or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company, the shareholders or any of the Company’s Subsidiaries. For the avoidance of doubt, (1) nothing contained herein shall limit, prohibit or restrict any designee serving on the Board or any representative of any of its Affiliates from serving on the board of directors or other governing body or committee of any Other Business and (2) this Section shall not constitute a waiver by the Company or any securityholder of such Person’s rights with respect to (a) any misuse of Confidential Information or misappropriation by any director of any business opportunity first presented to such director by any officer, director or employee of, or any consultant or advisor retained by, the Company or any of its Subsidiaries, as an opportunity to be pursued by the Company or its Subsidiaries or (b) a failure by a director to inform the Company or its Subsidiaries of what such director reasonably believes in good faith to be a conflict of interest.

Section 5.08 Further Assurances; Recirculation. (a) The parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Company will use commercially reasonably efforts to conduct its affairs in such a manner so that it will not be an “investment company” or an entity “controlled” by an investment company within the meaning of the Investment Company Act.

ARTICLE 6

PREEMPTIVE RIGHT

Section 6.01 Preemptive Right. (a) The Company hereby grants to the Purchasers, on the terms and conditions set forth herein, a continuing right for so long as Purchasers own any Applicable Stock (the “Preemptive Right”) to purchase from the Company, at the times set forth herein, such number of shares of Common Stock as is necessary to allow the Purchasers to maintain the Ownership Percentage. The Preemptive Right shall be assignable, in whole or in part and from time to time, by the Purchasers to any of their Affiliates who become parties to this Agreement. The exercise price for each share of Common Stock purchased pursuant to an exercise of the Preemptive Right shall be the price paid to the Company for each share of the Common Stock issued by the Company in the related Issuance Event, as determined in good faith by the Audit Committee of the Board.

(b) The provisions of Section 6.01(a) hereof notwithstanding, the Preemptive Right granted pursuant to Section 6.01(a) shall not apply and not be exercisable in connection with the issuance by the Company of any shares of Common Stock pursuant to (x) any stock option or other director, executive or employee benefit or compensation plan maintained by the Company or (y) the Stock Options.

Section 6.02 Notice. At least 20 Business Days prior to the issuance of any shares of Common Stock (other than in connection with the 144A Offering, including the full exercise of any initial purchasers’ placement agents’ additional-allotment option granted in connection therewith) or, if earlier, the first date on which any event could occur that, in the absence of a full or partial exercise of the Preemptive Right, would result in a reduction in the Ownership Percentage, the Company will notify the Purchasers in writing (a “Preemptive Right Notice”) of any plans it has to issue such shares or the date on which such event could first occur. Each Preemptive Right Notice must specify the date on which the Company intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an “Issuance Event” and the date of such issuance or event as an “Issuance Event Date”), the number of shares the Company intends to issue or may issue and the other material terms and conditions of such Issuance Event.

Section 6.03 Preemptive Right Exercise and Payment. The Preemptive Right may be exercised by the Purchasers (or any of their Affiliates to which all or any part of the Preemptive Right has been assigned and who have become parties to this Agreement) for a number of shares equal to or less than the number of shares that are necessary to maintain, in the aggregate, the then-current Ownership Percentage. The Preemptive Right may be exercised at any time after receipt of an applicable Preemptive Right Notice and prior to the applicable Issuance Event Date by the delivery to the Company of a written notice to such effect specifying the number of shares of Common Stock to be purchased by the Purchasers or any of their permitted assigns. Upon any such exercise of the Preemptive Right, the Company will, prior to the applicable Issuance Event Date, deliver to the Purchasers (or any of their permitted assigns), against payment therefor, certificates (issued in the name of the Purchasers or their permitted assigns or as otherwise directed by the Purchasers) representing the shares of Common Stock being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by the Company, for the full purchase price for such shares.

Section 6.04 Effect of Failure to Exercise. Any failure by the Purchasers to exercise the Preemptive Right, or any exercise for less than all shares purchasable under the Preemptive Right, in connection with any particular Issuance Event shall not affect the right of the Purchasers or their permitted assigns to exercise the Preemptive Right in connection with any subsequent Issuance Event; provided that the Ownership Percentage following such Issuance Event in connection with which the Purchasers or their permitted assigns so failed to exercise such Preemptive Right in full or in part shall be recalculated as set forth in the definition of such term.

ARTICLE 7

CONDITIONS OF CLOSING

Section 7.01 Conditions to Obligations of the Purchasers and the Company. The respective obligations of the Company and the Purchasers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver (other than the conditions set forth in subsections (a) and (b) of this Section 7.01) by each such party, on or prior to the Closing Date, of each of the following conditions:

(a) there shall not be any Law in effect making illegal the consummation of the transactions contemplated hereby, and there shall not be any order or injunction of a court of competent jurisdiction in effect prohibiting the consummation of the transactions contemplated hereby;

(b) the applicable waiting period (and any extension thereof) under the HSR Act, if any, relating to the transactions contemplated by this Agreement shall have been terminated or shall have expired;

(c) the 144A Offering pursuant to which the Company shall have received at least $180 million of gross proceeds (before deducting expenses) shall have been consummated; and

(d) the pre-money valuation (before expenses incurred in connection with the 144A Offering) shall not exceed a premium to tangible book value of $468.1 million.

Section 7.02 Additional Conditions to Obligations of the Purchasers. The obligation of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchasers in whole or in part in their sole discretion):

(a) the representations and warranties of the Company contained in Articles 3 and 3A of this Agreement that are qualified by Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of the Company contained in Articles 3 and 3A of this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date);

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(c) the Amended Charter and the Amended Bylaws shall be in full force and effect;

(d) the Purchasers shall have received a certificate of an executive officer of the Company that the conditions set forth in subsections (a) and (b) of this Section 7.02 have been satisfied; and

(e) the Company and its Affiliates shall have executed and delivered each of the Ancillary Agreements to which they are parties.

Section 7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by such party in whole or in part in its sole discretion):

(a) the representations and warranties of the Purchasers contained in ARTICLE 4 of this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Purchasers contained in ARTICLE 4 of this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

(b) the Purchasers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date;

(c) the Company shall have received certificates of an authorized representative of each of the Purchasers that the conditions set forth in subsections (a) and (b) of this Section 7.03 have been satisfied; and

(d) the Purchasers and their Affiliates shall have executed and delivered each of the Ancillary Agreements to which they are party.

ARTICLE 8

TERMINATION

Section 8.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of the Company and the Purchasers;

(b) by the written notice of the Company to the Purchasers if the Closing shall not have occurred on or before July 28, 2006 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Company if the failure of the Company to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the written notice of the Purchasers to the Company if the Closing shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Purchasers if the failure of any Purchaser to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d) by either the Company or the Purchasers in the event that any Governmental Entity shall have issued an order, decree or ruling, or taken any other action, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by a party pursuant to Section 8.01, written notice thereof shall forthwith be given by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, except that the provisions of Sections 5.04(b)(ii), 10.02, 10.03, 10.04, 10.05, 10.06, 10.08, 10.11, 10.12 and this 8.02 shall survive the termination of this Agreement; provided, that such termination shall not relieve any party of any liability for any willful and material breach of this Agreement prior to the effectiveness of such termination.

ARTICLE 9

INDEMNIFICATION

Section 9.01 Survival. (a) The representations and warranties contained herein shall survive the Closing until the date on which the Purchased Shares are covered by an effective registration statement filed with the Commission (the “Indemnification Period”). Claims for indemnification based on breaches of covenants and agreements contained herein (i) relating to the period from and after the date hereof through the Closing, shall survive until the end of the Indemnification Period and (ii) relating to the period from and after Closing, shall survive until the expiration of the applicable statute of limitations, unless any such covenant or agreement terminates prior to such date by its terms.

(b) Notwithstanding Section 9.01(a), any claim for breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to such Section if notice of such claim (with reasonable specificity, to the extent the applicable facts are known to the Indemnified Party at such time) giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02 Obligations of the Company. (a) If the Closing occurs, subject to the terms of this ARTICLE 9, the Company shall indemnify and hold harmless the Purchasers and the Affiliates of the Purchasers from and against any losses, damages, liabilities, claims, interest, penalties, judgments, fines, settlements, costs and expenses (including reasonable expenses of investigation and reasonable attorney’s fees and expenses in connection with any Action, whether involving a third-party claim or a claim solely between the parties hereto) (collectively, “Losses”) incurred or suffered by the Purchasers or the Affiliates of the Purchasers resulting from or arising out of (i) any breach of any of the representations or warranties of the Company contained in this Agreement, or (ii) the failure of the Company to perform in any material respect any of its covenants or obligations contained in this Agreement or (iii) the 144A Offering (except to the extent such Losses result from or arise out of (1) information contained in the Preliminary Memorandum or the Final Memorandum supplied by Purchaser or its Affiliates for inclusion therein or (2) any gross negligence or willful misconduct of Purchaser or its Affiliates in connection with the 144A Offering.

(b) Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Purchasers or any of the other persons referred to in Section 9.02(a) for Losses pursuant to Section 9.02(a)(i) unless and until the aggregate amount of Losses incurred by such persons in respect thereof exceeds $25 million (the “Threshold”), and then such persons shall be entitled to indemnification for all such Losses incurred to the extent in excess of the Threshold.

(c) For purposes of determining the amount of a Loss under this resulting from a breach of any representation or warranty of the Company contained in this Agreement (but not for purposes of determining whether there has been a breach or inaccuracy), all references therein to “material,” “Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom for the purpose of determining the amount of such Loss with respect to any such breach.

Section 9.03 Obligations of the Purchasers. (a) If the Closing occurs, subject to the terms of this ARTICLE 9, the Purchasers shall jointly and severally indemnify and hold harmless the Company and its Affiliates from and against any Losses incurred or suffered by the Company or its Affiliates resulting from or arising out of (i) any breach of any of the representations or warranties of the Purchasers contained in this Agreement or (ii) the failure of any Purchaser to perform in any material respect any of its respective covenants or obligations contained in this Agreement.

Section 9.04 Indemnification Procedures. (a) In the event any party entitled to indemnification hereunder (an “Indemnified Party”) should have a claim against any party required to provide indemnification hereunder (an “Indemnifying Party”) under this ARTICLE 9, the Indemnified Party shall deliver notice of such claim (with reasonable specificity, to the extent the applicable facts are known to the Indemnified Party at such time) to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same; provided, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. Any payment to any Indemnified Party pursuant to this ARTICLE 9 shall be made with Interest on the applicable amount of Losses from the date of the related claim for indemnification up to, but not including, the date of payment.

(b) Notwithstanding the foregoing, with respect to any third-party claim subject to indemnification hereunder (an “Asserted Liability”) the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Asserted Liability, shall not be entitled to settle or compromise any Asserted Liability, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Asserted Liability relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) the Asserted Liability seeks injunctive or equitable relief against the Indemnified Party. Except as otherwise provided in the preceding sentence, the Indemnifying Party shall be entitled to assume or maintain control of the defense of any Asserted Liability and shall not be liable hereunder for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement in respect of an Asserted Liability which (A) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or that contains an admission of liability or wrongdoing or (B) imposes any sanctions, restrictions or obligations on the Indemnified Party other than the payment of money damages. The Indemnified Party shall have the right (but not the duty) to participate in the defense against any Asserted Liability at its own expense; provided, that, if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and, in the reasonable opinion of counsel to the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the applicable Indemnified Parties shall be entitled to participate in any such defense with one separate counsel at the reasonable expense of the Indemnifying Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall reasonably cooperate with the Indemnifying Party to ensure the proper and adequate defense and settlement of such claim or demand.

(c) Notwithstanding any other provision of this Agreement, in no event shall any party be liable for punitive damages or any special or indirect damages of any kind or nature, regardless of the form of action through which such damages are sought.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Assignment; Binding Effect. This Agreement and the rights and obligations hereunder are not assignable unless such assignment is consented to in writing by each of the parties; provided, that each Purchaser shall be entitled to assign in whole or in part from time to time, its rights and obligations pursuant to Section 5.05 to one or more of its controlling parties or controlled Affiliates (subject to all applicable confidentiality requirements) and Article 6 to one or more of its controlled Affiliates; provided, further, that each such assignee shall execute a supplementary agreement pursuant to which it agrees to be bound by the terms and conditions of this Agreement and each of the relevant Ancillary Agreements and that no assignment of rights or obligations pursuant to this Section 10.01 shall relieve the assigning party of its obligations hereunder or thereunder. Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. For the avoidance of doubt, a permitted assign of a Purchaser shall be deemed a “Purchaser” for all purposes of this Agreement.

Section 10.02 Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York without regard to the conflicts of laws rules thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 10.03 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchasers, to:

Crestview Capital Partners, L.P.

667 Madison Avenue, 10th Floor

New York, New York 10021

Attn:    Jacob Capps

Fax:     (212) 906-0750

with copies, in the case of notice to the Purchasers, to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attn:    Carole Schiffman, Esq.

Fax:     (212) 450-3800

If to the Company, to:

FBR Capital Markets Corporation

1001 Nineteenth Street

Arlington, Virginia 22209

Attn:    Chief Legal Officer

Fax:     (703) 469-1140

with copies, in the case of notice to the Company, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:    Trevor S. Norwitz

Fax:     (212) 403-2333

Section 10.04 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.05 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, that, if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. The Confidentiality Agreement and the Letter Agreement, dated as of June 22, 2006, as amended, among the parties hereto and certain other Persons shall, automatically and without any action by any party thereto, terminate at the Closing provided, that such termination shall not relieve any party thereto with respect to any breaches of such agreement by such party occurring prior to such termination.

Section 10.06 Interpretation. (a) When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless the context otherwise requires or unless otherwise specified.

(c) When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f) Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

(g) This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 10.07 Waiver and Amendment. This Agreement (together with any annex or exhibit hereto) may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the parties. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.08 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 10.09 Third-Party Beneficiaries. Except for the rights of the Indemnified Parties pursuant to Article 9, (i) this Agreement is for the sole benefit of the parties and their successors and permitted assigns and (ii) nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 10.10 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

Section 10.11 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision which it replaces.

Section 10.12 Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, the Ancillary Agreements (except to the extent otherwise provided in any Ancillary Agreement) or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.03 shall be deemed effective service of process on such party.

Section 10.13 Termination of Certain Provisions. Unless earlier terminated pursuant to Section 8.01, this Agreement (other than Section 5.06 which shall survive termination of this Agreement and Article 6 which shall terminate as provided in Section 6.01) shall terminate on the date on which the Purchasers and their permitted assigns own less than 1% of the Applicable Stock (other than shares of Common Stock referred to in clause (iii) of the definition thereof).

Section 10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.15 Legend. (a) For as long as a share of Applicable Stock is subject to the terms of the Voting Agreement or Governance Agreement, each certificate (if certificated) evidencing Applicable Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE VOTING AGREEMENT AND GOVERNANCE AGREEMENT, EACH DATED AS OF JULY 20, 2006, RELATING TO FBR CAPITAL MARKETS CORPORATION AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH RESTRICTIONS. COPIES OF SUCH AGREEMENTS ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREOF. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENTS.

If any share of Applicable Stock shall cease to be subject to the restrictions set forth in the Voting Agreement or Governance Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such share of Applicable Stock without the legend (or the reference therein to the Voting Agreement or Governance Agreement) required by this Section 10.15(a) endorsed thereon.

(b) For as long as a share of Applicable Stock is not registered under the Securities Act, each certificate (if certificated) evidencing such share of Applicable Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED OR HYPOTHECATED IN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

FOREST HOLDINGS LLC

By:	Crestview Capital Partners, L.P., as Member

By:	Crestview Partners, L.P., its General Partner

By:	Crestview, L.L.C., its General Partner

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President
Purchaser Percentage: 94.8%

FOREST HOLDINGS (ERISA) LLC

By:	Crestview Capital Partners (ERISA), L.P., as Member

By:	Crestview Partners, L.P., its General Partner

By:	Crestview, L.L.C., its General Partner

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President
Purchaser Percentage: 5.2%

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Eric F. Billings
Name:	Eric F. Billings
Title:	Chairman and Chief Executive Officer

[Investment Agreement Signature Page]